Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER RESULTS

Growth Continues to be led by Healthcare +18% and Hospitality +8%
Transformation Plan exceeds expectations delivering $5.6 million cost savings in the quarter
Operating Income margin of 7.5%, or 9.8% on an adjusted basis, an increase of 200 basis points

JASPER, IN (November 4, 2019) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the quarter ended September 30, 2019.
Highlights (Performance is based upon year-over-year comparison):
First Quarter FY 2020

•
Net sales growth of 3.8%, including a 1.7% organic growth contribution, driven by continued solid performance from our National and Kimball Hospitality brands, partially offset by a decline in our Kimball brand on an organic basis

•	Order decline of 3.6% on a difficult comparison of 17.8% growth in the prior year

•
Operating income margin of 7.5%, or 9.8% on an adjusted basis, an increase of 200 basis points, driven by gross margin improvement of 100 basis points and a 160 basis point reduction in selling and administrative expenses

•	Transformation savings of $5.6M realized during the quarter

•	Net income of $11.4 million, an increase of 5%

•	Record adjusted EBITDA of $23.8 million, an increase of 23.9%, and adjusted EBITDA margin of 11.8%, an increase of 190 basis points

•	Diluted EPS of $0.31 or $0.40 on an adjusted basis, an increase of 29.0% on an adjusted basis compared to $0.31 a year ago

Kimball International CEO Kristie Juster commented, “I am extremely pleased with the improvement in earnings this quarter. Our first quarter performance gives us confidence that we are gaining traction in both our sustaining gross margin improvement and our ability to transform to a more efficient model. We do expect our revenues to ramp in the back half of the year as our investments start to take hold against specific growth initiatives.
Ms. Juster continued, “Our revenue performance was mixed in the first quarter with industry leading metrics in healthcare and hospitality offset by the Kimball brand realignment strategy as well as comping double digit year over year performance. As we start our transformation journey, we are focused on gating our growth investments as we gain confidence in our cost savings projects. We are confident that fiscal year 2020 will position us well to deliver our long-term plan.”

Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	September 30, 2019	September 30, 2018	Percent Change
Net Sales	$201,452	$194,123	4%
Organic Net Sales *	$197,472	$194,123	2%
Gross Profit	$70,370	$65,873	7%
Gross Profit %	34.9%	33.9%
Selling and Administrative Expenses	$50,914	$52,179	(2%)
Selling and Administrative Expenses %	25.2%	26.8%
Restructuring Expense	$4,350	$0
Operating Income	$15,106	$13,694	10%
Operating Income %	7.5%	7.1%
Adjusted Operating Income *	$19,689	$15,120	30%
Adjusted Operating Income %	9.8%	7.8%
Net Income	$11,384	$10,876	5%
Adjusted Net Income *	$14,744	$11,660	26%
Diluted Earnings Per Share	$0.31	$0.29
Adjusted Diluted Earnings Per Share *	$0.40	$0.31
Return on Invested Capital	51.0%	42.6%
Adjusted EBITDA *	$23,763	$19,183	24%
Adjusted EBITDA %	11.8%	9.9%

* The items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

•
Consolidated net sales increased 3.8%, or 1.7% on an organic basis. Sales growth benefited from new ancillary products within National, healthcare products within Kimball, and custom business within Kimball Hospitality. Sales growth was partially offset by a decline within the Kimball brand as we realign our selling resources to higher growth areas.

•
Four of the six product verticals reported sales growth led by an 18% increase in the healthcare vertical as the Company continued its strategy to invest in growth within this vertical. The government vertical experienced 9% growth on strong state government shipments. The hospitality vertical also grew 8% despite facing a prior year increase of 43%. Commercial vertical sales decreased 2% due to the decline in our Kimball brand.

•
Sales of new office products, defined as those introduced in the last three years, increased 19% over the prior year first quarter. New product sales were approximately 30% of total office sales compared to 25% in the prior year period. The National brand is fueling the growth on a 48% growth in new products with much of this development focused on ancillary products.

•
Orders during the quarter decreased 3.6% on a difficult comparison to 17.8% growth in the prior year. On a two-year stacked basis, orders are up 14.2%. The hospitality vertical orders declined 16% against a prior year comparison of 48%, which included four large projects. The commercial vertical orders declined 13% against strong growth of 24% in prior-year period as well as softness within the Kimball brand. Order growth within finance, education, government, and healthcare verticals partially offset these declines.

•
Gross profit margin of 34.9% increased 100 basis points from the prior year. Increased product pricing and the savings realized from our transformation plan were partially offset by unfavorable sales mix shift. The David Edward acquisition also negatively impacted our gross profit by 50 basis points in the first quarter, as expected, and will continue to in the short-term until productivity improvements and synergies are fully realized.

•
Selling and administrative expenses of $50.9 million, or 25.2% of net sales, decreased 160 basis points or $1.3 million compared to the prior year. Lower costs during the quarter compared to the prior year included benefit from the transformation plan of $1.3 million, reduced CEO transition costs of $0.9 million, reduced employee benefit cost of $0.7 million, offset by the prior year gain on sale of assets of $1.1 million and David Edward acquisition related cost of $0.8 million. The reduction in selling and administrative expenses was achieved while investing $1.0 million in growth initiatives related to our Kimball International Connect strategy. On an adjusted basis, selling and administrative dollars were flat year over year. We expect the investment in growth initiatives to increase during the remainder of the fiscal year which will partially offset the savings we expect to achieve from the transformation plan in future quarters.

•
Restructuring expenses of $4.4 million were incurred related to the continuing execution of the transformation plan, primarily for lease-related impairment charges and employee transition costs. Total estimated restructuring expenses for the transformation plan are expected to be between $8.0 to $9.0 million.

•
Our effective tax rate was 27.4% during the quarter compared to 24.4% in the prior year period. The increase was primarily driven by a prior year state tax provision adjustment. We continue to expect our fiscal year tax rate to be within a range of 25% to 28%.

•
Operating cash flow totaled $11.1 million compared to $7.1 million in the prior year, an increase of 55%. The increase was primarily driven by higher net income, excluding non-cash impairment expenses. Capital expenditures during the quarter were $7.4 million, and we returned $2.9 million to shareholders in the form of dividends.

•	As of September 30, 2019, the Company’s cash, cash equivalents, and short-term investments totaled $106.4 million, up $0.1 million since June 30, 2019.

•
In October, subsequent to the end of our first quarter, we replaced our $30 million credit facility with a 5-year $75 million credit facility. The increase in size provides us additional liquidity to execute our strategy and invest in growth, both organically and inorganically.

Fiscal Year 2020 – 2022 Financial Targets

•	Organic sales growth: 4.0% to 7.0% CAGR

•	Adjusted EBITDA: 150 to 250 basis points improvement

•	Adjusted EPS: 10% to 15% CAGR

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release are (1) organic net sales; (2) adjusted selling and administrative expense; (3) adjusted EBITDA; (4) adjusted operating income; (5) adjusted net income; and (6) adjusted diluted earnings per share. Adjusted operating income, adjusted net income, and adjusted diluted earnings per share each exclude restructuring expense and CEO transition costs from the GAAP income measure. Adjusted selling and administrative expense excludes market value adjustments related to the SERP liability and CEO transition costs from the GAAP income measure. Additionally, adjusted operating income excludes market value adjustments related to the SERP liability. Organic net sales are defined as net sales excluding acquisition-related sales, and Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, amortization expense, restructuring expense, and CEO transition costs. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that organic net sales is useful to investors to aid in identifying underlying trends in our business and facilitating comparisons of our sales performance with prior periods. Management believes that Adjusted EBITDA and other metrics excluding restructuring expense, CEO transition expenses, and market value adjustments related to the SERP liability are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.

Return on Invested Capital is a key performance indicator calculated as: [(Earnings Before Interest, Taxes, Amortization, Restructuring Expense, and CEO Transition Costs) multiplied by (1 minus Effective Tax Rate)] divided by (Total Shareholders’ Equity plus Net Debt). Net Debt is defined as current maturities of long-term debt plus long-term debt less cash, cash equivalents, and short-term investments.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, adverse changes in the global economic conditions, the impact of changes in tariffs, increased global competition, significant reduction in customer order patterns, loss of key suppliers, loss of or significant volume reductions from key contract customers, financial stability of key customers and suppliers, relationships with strategic customers and product distributors, availability or cost of raw materials and components, changes in the regulatory environment, or similar unforeseen events. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2019 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	November 5, 2019
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
For over 65 years, Kimball International has created design driven furnishings that have helped our customers shape spaces into places, bringing possibility to life by enabling collaboration, discovery, wellness and relaxation. We go to market through our family of brands: Kimball, National, Kimball Hospitality, David Edward, and D’style by Kimball Hospitality. Our values and high integrity are demonstrated daily by living our Purpose and Guiding Principles that establish us as an employer of choice. We build success by growing long-term relationships with customers, employees, suppliers, shareholders, and the communities in which we operate. In fiscal year 2019, the Company generated $768 million in revenue and employed over 3,000 people. To learn more about Kimball International, Inc. (KBAL), visit www.kimballinternational.com.

Financial highlights for the first quarter ended September 30, 2019 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2019		September 30, 2018
Net Sales	$201,452	100.0%	$194,123	100.0%
Cost of Sales	131,082	65.1%	128,250	66.1%
Gross Profit	70,370	34.9%	65,873	33.9%
Selling and Administrative Expenses	50,914	25.2%	52,179	26.8%
Restructuring Expense	4,350	2.2%	0	0.0%
Operating Income	15,106	7.5%	13,694	7.1%
Other Income, net	585	0.3%	696	0.3%
Income Before Taxes on Income	15,691	7.8%	14,390	7.4%
Provision for Income Taxes	4,307	2.1%	3,514	1.8%
Net Income	$11,384	5.7%	$10,876	5.6%

Earnings Per Share of Common Stock:
Basic	$0.31		$0.29
Diluted	$0.31		$0.29

Average Number of Total Shares Outstanding:
Basic	36,937		37,109
Diluted	37,247		37,392

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2019	June 30, 2019
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$79,934	$73,196
Short-term investments	26,433	33,071
Receivables, net	60,649	63,120
Inventories	47,270	46,812
Prepaid expenses and other current assets	11,409	13,105
Assets held for sale	281	281
Property and Equipment, net	93,577	90,671
Right of use lease assets	18,021	0
Goodwill	11,160	11,160
Intangible Assets, net	12,069	12,108
Deferred Tax Assets	9,362	8,722
Other Assets	12,584	12,420
Total Assets	$382,749	$364,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$27	$25
Accounts payable	47,899	47,916
Customer deposits	23,980	24,611
Current portion of lease liability	4,673	0
Dividends payable	3,469	3,038
Accrued expenses	44,865	57,494
Long-term debt, less current maturities	109	136
Long-term lease liability	17,660	0
Other	15,035	14,956
Shareholders’ Equity	225,032	216,490
Total Liabilities and Shareholders’ Equity	$382,749	$364,666

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2019	2018
Net Cash Flow provided by Operating Activities	$11,056	$7,121
Net Cash Flow used for Investing Activities	(510)	(10,381)
Net Cash Flow used for Financing Activities	(3,806)	(6,758)
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	6,740	(10,018)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	73,837	53,321
Cash, Cash Equivalents, and Restricted Cash at End of Period	$80,577	$43,303

Net Sales by End Vertical Market
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2019	2018	% Change
Commercial	$55.3	$56.6	(2%)
Education	34.7	34.6	0%
Finance	17.2	18.2	(5%)
Government	18.6	17.1	9%
Healthcare	28.9	24.4	18%
Hospitality	46.8	43.2	8%
Total Net Sales	$201.5	$194.1	4%

Orders Received by End Vertical Market
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2019	2018	% Change
Commercial	$53.0	$60.9	(13%)
Education	24.8	21.8	14%
Finance	20.2	17.5	15%
Government	19.7	18.3	8%
Healthcare	29.6	27.8	6%
Hospitality	43.0	51.2	(16%)
Total Orders Received	$190.3	$197.5	(4%)

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2019	2018
Interest Income	$607	$419
Interest Expense	(23)	(50)
Gain on Supplemental Employee Retirement Plan Investments	58	371
Other Non-Operating Expense	(57)	(44)
Other Income, net	$585	$696

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Organic Net Sales
Three Months Ended
September 30,
2019
Net Sales, as reported	$201,452
Less: David Edward acquisition net sales	3,980
Organic Net Sales	$197,472

Adjusted Selling and Administrative Expense
	Three Months Ended
	September 30,
	2019	2018
Selling and Administrative Expense, as reported	$50,914	$52,179
Less: Pre-tax Expense Adjustment to SERP Liability	(58)	(371)
Less: Pre-tax CEO Transition Costs	(175)	(1,055)
Adjusted Selling and Administrative Expense	$50,681	$50,753

Adjusted Operating Income
	Three Months Ended
	September 30,
	2019	2018
Operating Income, as reported	$15,106	$13,694
Add: Pre-tax Restructuring Expense	4,350	0
Add: Pre-tax Expense Adjustment to SERP Liability	58	371
Add: Pre-tax CEO Transition Costs	175	1,055
Adjusted Operating Income	$19,689	$15,120

Adjusted Net Income
	Three Months Ended
	September 30,
	2019	2018
Net Income, as reported	$11,384	$10,876
Pre-tax CEO Transition Costs	175	1,055
Tax on CEO Transition Costs	(45)	(271)
Add: After-tax CEO Transition Costs	130	784
Pre-tax Restructuring Expense	4,350	0
Tax on Restructuring Expense	(1,120)	0
Add: After-tax Restructuring Expense	3,230	0
Adjusted Net Income	$14,744	$11,660

Adjusted Diluted Earnings Per Share
	Three Months Ended
	September 30,
	2019	2018
Diluted Earnings Per Share, as reported	$0.31	$0.29
Add: After-tax CEO Transition Costs	0.01	0.02
Add: After-tax Restructuring Expense	0.08	0.00
Adjusted Diluted Earnings Per Share	$0.40	$0.31

Earnings Before Interest, Taxes, Depreciation, and Amortization excluding Restructuring Expense and CEO Transition Costs (“Adjusted EBITDA”)
	Three Months Ended
	September 30,
	2019	2018
Net Income	$11,384	$10,876
Provision for Income Taxes	4,307	3,514
Income Before Taxes on Income	15,691	14,390
Interest Expense	23	50
Interest Income	(607)	(419)
Depreciation	3,610	3,632
Amortization	521	475
Pre-tax CEO Transition Costs	175	1,055
Pre-tax Restructuring Expense	4,350	0
Adjusted EBITDA	$23,763	$19,183